Exhibit 99.1

Designated Filer: Warburg Pincus Private Equity IX, L.P.

Issuer & Ticker Symbol: Laredo Petroleum, Inc. [LPI]

Date of Event Requiring Statement: May 12, 2014

Explanation of Responses:

(1)  This Form 4 is filed on behalf of Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”).  Warburg Pincus IX LLC, a New York limited liability company (“WP IX GP”), is the general partner of WP IX. Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), is the sole member of WP IX GP. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WP IX. Charles R. Kaye and Joseph P. Landy are the Managing General Partners of WP and the Co-Chief Executive Officers and Managing Members of WP LLC and may be deemed to control WP IX, WP IX GP, WP Partners, WP and WP LLC (together with Messrs. Kaye and Landy, the “Warburg Pincus Reporting Persons”).

(2) On May 12, 2014, WP IX distributed, which distribution did not constitute a purchase or sale of securities, an aggregate of 4,039,984  shares of common stock of Laredo Petroleum, Inc. (f/k/a Laredo Petroleum Holdings, Inc.)  (“Common Stock” and such entity, the “Company”) held by WP IX to its partners on a pro rata basis, for no consideration.

By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Warburg Pincus Reporting Persons may be deemed to be beneficial owners of the 46,215,059  shares of Common Stock of the Company held by WP IX. Pursuant to Rule 16a-1(a)(4) of the Exchange Act, each of the Warburg Pincus Reporting Persons, other than WP IX, herein states that this Form 4 shall not be deemed an admission that it or he is the beneficial owner of any of the shares of Common Stock of the Company reported in this Form 4. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of the Common Stock of the Company, except to the extent it or he has a pecuniary interest in such shares of Common Stock.

Solely for the purposes of Section 16 of the Exchange Act, each of WP IX, WP IX GP, WP Partners, and WP may be deemed a director-by-deputization by virtue of their contractual right to nominate a representative to serve on the board of directors of the Company.

Information with respect to each of the Warburg Pincus Reporting Persons is given solely by such Warburg Pincus Reporting Person, and no Warburg Pincus Reporting Person has responsibility for the accuracy or completeness of information supplied by another Warburg Pincus Reporting Person.